Exhibit 10.1

LONG TERM INCENTIVE PLAN (LTIP) AGREEMENT

This LONG TERM INCENTIVE PLAN AGREEMENT (“Agreement”) is made and entered into as of the [Date of Signature], 2016 (“Effective Date”) by and between Northwest Pipe Company (the “Company”), and XXXXX (“Employee”) (collectively, “the parties”).

RECITALS

The Company has determined that it would like to provide certain financial incentives to Employee in order to encourage continued employment, on the terms and subject to the conditions set forth in this Agreement. Simultaneously with the execution of this Agreement, and as a condition to the financial incentives provided by this Agreement, Employee is executing and delivering to the Company a Confidentiality Agreement in the form provided by the Company.

AGREEMENT

The parties hereto hereby agree as follows:

1.     LTIP Cash Payments.

1.1     Subject to the terms and conditions of this Agreement, the Company hereby agrees to pay to Employee lump sum cash payments equal to $XX,XXX on the final regular payroll date of 2016 and $XX,XXX on the final regular payroll date of 2017, in each case subject to applicable tax withholding.

1.2     Subject to Section 1.3, if Employee ceases to be employed by the Company or any subsidiary of the Company, for any reason or for no reason, with or without cause, before the payment date of either of the cash payments provided for in Section 1.1, Employee shall forfeit Employee’s right to receive the unpaid cash payment or payments.

1.3     In the event a change in control of the Company (as defined in Appendix A) occurs at any time prior to the payment date of either of the cash payments provided for in Section 1.1, Section 1.2 shall not apply and the unpaid cash payment or payments shall be paid to Employee as soon as practicable following the change in control.

2.     LTIP RSU Grant. The Employee shall receive an LTIP RSU Grant on the following terms:

2.1     Grant. The Company hereby grants Employee an award of XXX Restricted Stock Units, subject to all of the terms and conditions of this Agreement and the Company’s stockholder approved 2007 Stock Incentive Plan (the “Plan”). The grant of Restricted Stock Units obligates the Company, upon vesting in accordance with this Agreement, to deliver to Employee one share of common stock of the Company (a “Share”) for each Restricted Stock Unit.

2.2     Company’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 2.3 through 2.5, Employee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made only in whole Shares.

2.3     Vesting Schedule. Except as provided in Sections 2.4 and 2.5, the Restricted Stock Units awarded by this Agreement shall vest on January 16, 2018. Restricted Stock Units shall not vest unless the Employee has been continuously employed by the Company or by one of its subsidiaries from the Effective Date until the date the Restricted Stock Units vest in accordance with the provisions of this Agreement.

2.4     Change in Control. In the event a change in control of the Company (as defined in Appendix A) occurs at any time prior to the January 16, 2018, the Restricted Stock Units will be immediately vested.

2.5     Committee Discretion. The Compensation Committee of the Company’s Board of Directors (the “Committee”), in its discretion, may accelerate the vesting of the Restricted Stock Units or any portion thereof at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee.

2.6     Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 2.3 through 2.5 will be paid to the Employee as soon as practicable following the date of vesting, subject to Section 2.9.

2.7     Forfeiture. Notwithstanding any contrary provision of this Agreement, any Restricted Stock Units that have not vested pursuant to Sections 2.3 through 2.5 at the time of the Employee’s termination of service (with or without cause) with the Company and its subsidiaries will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

2.8     Death of Employee. Any distribution of Shares that vested during Employee’s lifetime which is to be made to the Employee under this Agreement after the Employee is deceased shall be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

2.9     Withholding of Taxes. When Shares are issued as payment for vested Restricted Stock Units, the Company (or the employing Subsidiary) may withhold a portion of the Shares that have an aggregate market value sufficient to pay federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Subsidiary with respect to the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to the Restricted Stock Units award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 2.9.

2.10     Rights as Shareholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

2.11     Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

2.12     Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

2.13     Adjustments Upon Changes in Capital. The aggregate number of Restricted Stock Units covered by this Agreement will be proportionally adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split-up or consolidation of Shares or any like capital adjustments, or the payment of any stock dividend

3.     Severance Benefit on Termination without Cause.

3.1     Subject to the terms and conditions of this Agreement, in the event Employee’s employment with the Company is terminated by the Company without Cause (as defined below) before the final regular payroll date of 2017, the Company shall (a) pay Employee an amount equal to [six][twelve][eighteen][twenty-four] months of salary via a lump sum that is payable no later than 2 months following termination, and (b) extend Employee’s health insurance coverage under COBRA for the shorter of the same number of months as cash severance is provided or the maximum COBRA period. For purposes of Section 409A of the Internal Revenue Code, the right to a series of installment payments under this Section 3 shall be treated as a right to a series of separate payments. If any payment under this Section 3 would constitute deferred compensation subject to Section 409A of the Internal Revenue Code, no change to the timing of that payment may be made without compliance with applicable provisions of Section 409A.

3.2      “Cause” shall mean (i) conviction of a crime involving moral turpitude; (ii) Employee’s neglect or inadequate performance of his/her duties as determined at any time in the sole and absolute discretion of the Company; (iii) Employee’s breach of this Agreement or misconduct in connection with his/her employment; or (iv) Employee personally engaging in illegal conduct.

3.3     As a condition to the receipt of any payments provided for in Section 3.1, Employee shall, no later than 50 days after termination of employment without Cause, execute and deliver to the Company a Separation Agreement on a form provided by the Company that shall be substantially in the form set forth in Appendix B. The Company shall provide the form of Separation Agreement for signature by Employee no later than 5 days after the termination of employment without Cause. Any payments required under Section 3.1 will be payable only after timely receipt by the Company of a signed Separation Agreement from Employee and expiration of the applicable revocation period provided thereunder.

3.4     Employee agrees that the payments under Section 3.1 are conditioned on Employee’s agreement to and compliance with the following restrictive covenants. If Employee breaches any of the following restrictive covenants, then, in addition to any other remedies available to the Company at law or in equity, the Company shall not be required to make any additional payments under Section 3.1 and may immediately discontinue such payments.

(a)     Employee covenants and agrees with the Company that for a period of [six][twelve][eighteen][twenty-four] months following the termination of Employee’s employment without Cause, Employee will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee, independent contractor or in any other capacity as principal or agent), engage in any business that is competitive with the Company’s business anywhere in the world.

(b)     Employee covenants and agrees with the Company that for a period of [six][twelve][eighteen][twenty-four] months following the termination of Employee’s employment without Cause, Employee will not, directly or indirectly (i) solicit, recruit, divert or take away, or attempt to solicit, recruit, divert or take away, any person who is an employee of the Company or any subsidiary of the Company, or otherwise induce or attempt to induce any such employees to terminate their employment with the Company or any subsidiary of the Company; or (ii) whether for Employee or any other person or entity, call upon or solicit any customer of the Company or any subsidiary of the Company.

4.     Not a Contract of Employment. Nothing in this Agreement is intended to be construed to be a contract of employment or shall give Employee any right to continue employment for any period of time. Nothing in this Agreement is intended to require Employee to provide services to the Company for any period of time. The parties acknowledge that Employee’s employment may be terminated by either Employee or the Company at any time.

5.     Miscellaneous.

5.1     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

5.2     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterpart signature pages may be delivered via email.

5.3     Choice of Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any choice of law or conflict of law rules or principles. The parties hereby irrevocably submit to the jurisdiction of the courts of Washington and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision.

5.4     Agreement to Arbitrate Disputes. To facilitate efficient resolution of all disputes arising out of or related in any way to the interpretation or application of this Agreement or to Employee’s employment with the Company or the termination of that employment, the Parties agree all such disputes shall be resolved exclusively, fully, and finally by binding arbitration. The parties understand and agree that pursuant to this Agreement they are waiving the right to have disputes resolved in court by a judge or jury and instead to have such disputes resolved by a neutral arbitrator. Arbitration proceedings pursuant to this provision shall occur within 50 miles of Employee’s place of employment, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. Those rules are available on the Internet at http://www.adr.org or by calling the AAA at 1-800-559-3222.

5.5     Complete Agreement; Waiver; Amendment. This Agreement and the documents cited herein constitute the parties’ entire agreement, arrangement, and understanding regarding the subject matter, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between the Employee and the Company regarding the same subject matter; and may not be modified, amended, discharged, or terminated, nor may any of their provisions be varied or waived, except by a further signed written agreement between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

THE COMPANY: NORTHWEST PIPE COMPANY By: ______________________________ Scott Montross Chief Executive Officer	EMPLOYEE: ____________________________________ [EMPLOYEE]

Appendix A

Change in Control; Person.

A.	For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

1.     The consummation of:

a.     any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger,

b.     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

c.     the adoption of any plan or proposal for the liquidation or dissolution of the Company.

2.     At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

3.     Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph A.1 above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph A.3 above.

B.

For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.

Appendix B

SEPARATION AGREEMENT

The Parties to this Separation Agreement (“Agreement”) are Northwest Pipe Company, an Oregon corporation (“Company”), and ___________, an individual (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive has been employed by the Company, in the State of Washington, in a senior position. His/her current job title is _______________________________; and

WHEREAS, Executive will separate from his position with the Company on or about __________, and that will be his/her last day of employment;

NOW THEREFORE, in consideration of mutual terms, covenants, conditions, and promises, the Parties agree to fully settle, compromise, and resolve all disputes and controversies between them, whether actual or potential, related in any way to Executive’s employment, termination, or association with the Company, and agree to the following terms with respect to Executive’s separation from the Company:

1.	Executive’s last day of work and termination date at Northwest Pipe will be ______________. The Company will pay Executive for any vacation accrued, but unused, as of his/her last day of work.

2.

The Company will pay Executive the equivalent of __ month’s salary at his/her final rate of pay, minus standard tax withholdings, which is equal to a total gross amount of $___________ and will extend Executive’s health insurance coverage under COBRA for the shorter of the same number of months as the cash severance is provided or the maximum COBRA period. Executive will receive the cash severance benefit in the form of a lump sum lump payment, which will be payable within 2 months of termination, provided the lump sum payment will be (8) days or more after Executive has signed and returned this Agreement to Shannon Hollis at the corporate office.

These severance benefits are being paid in exchange for Executive’s agreement to comply with the restrictive covenants set forth in Section 3.4 of the Long Term Incentive Plan Agreement between Executive and the Company. Severance is also being paid in exchange for Executive’s full release of any and all claims as described below. Executive agrees this compensation is the total amount due from the Company under this Agreement or under any wage and hour laws. Executive agrees that s/he is solely responsible for all tax obligations including all reporting and payment obligations that may arise as a consequence of this Agreement. Executive agrees to indemnify and hold harmless Company from any tax liability that may arise from this Agreement.

3.

In the event Executive revokes the signed release during the designated timeframe in Section 6, or violates the restrictive covenants in Section 3.4 of the Long Term Incentive Plan Agreement between Executive and the Company, Executive’s severance benefits including health insurance coverage will immediately cease.

4.

Release of Claims by Executive. In exchange for the promises, covenants, and consideration described in this Agreement, Executive, on behalf of her/himself and his/her descendants, ancestors, dependents, heirs, executors, administrators, successors, and assigns, hereby fully releases and forever discharges the Company from any and all claims, demands, actions, suits, causes of action, debts, reimbursements, accounts, or controversies of any nature whatsoever, known or unknown, that s/he has, or may have had, against the Company, up to and including the date this Agreement is signed. This release includes, without limitation, all claims arising out of, or in any way related to, Executive’s employment or the termination of that employment at the Company; all claims that were expressly or impliedly asserted or could have been asserted by Executive against the Company; all claims in any way related to any action or inaction by the Company occurring at any time before this Agreement was signed; and any and all actions or omissions by the Company, its officers, directors, employees, or agents, up to and including the date this Agreement was signed. This release also includes, without limitation, any and all claims under any state, federal, or local law or other authority, including, without limitation, Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Equal Pay Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Employee Retirement Income Security Act; the Contract Work Hours and Safety Standards Act; Executive Order 11246; and any regulations under or amendments of such authorities. This release further extends to all claims of any kind under any constitutional, contract, tort, or other legal, equitable, or statutory theories, including, but not limited to, claims for breach of contract, tortious interference with contract, or claims under the U.S. Constitution. This release does not apply to (1) a claim relating to the interpretation or application of this Agreement; (2) a claim alleging a breach of this Agreement; or (3) the right to file an Administrative Claim with the EEOC, which cannot be waived by law.

5.

In accordance with the Older Workers Benefit Protection Act (the “Act”), Executive acknowledges that (1) s/he was advised in writing to consult with an attorney before executing this Agreement; (2) s/he has been represented and advised by independent counsel of his/her own choice throughout all negotiations that preceded the execution of this Agreement; (3) s/he is aware of his/her rights under the Act; (4) as consideration for signing this Agreement, Executive has received additional benefits and compensation of value to which s/he would otherwise not be entitled; (5)s/he has been given a period of at least twenty-one (21) days to consider this offer; and (6) s/he has a period of seven (7) days from the date immediately following execution of this Agreement in which s/he may revoke this Agreement by written notice. In the event Executive does not exercise his/her right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above. The seven-day waiting period described above will expire before the Company begins to pay out any consideration.

6.

Confidentiality. Executive agrees that all matters relating to the content of this Agreement, including discussions leading up to this Agreement, are confidential. Executive agrees that, unless required to do so by law, s/he will not disclose the contents of this Agreement to any person or entity except his/her spouse, attorney or his financial or tax advisors. If Executive is questioned about this Agreement, s/he may respond, “I separated from the Company on terms that were mutually satisfactory to both Parties,” or words to that effect.

7.

Non-Disparagement. Executive will not make false, malicious, disparaging remarks about Company or its employees or agents. Executive agrees s/he will not make any negative statements regarding the Company or any statements which are intended to diminish the Company’s reputation, goodwill, or ability to do business.

8.

Covenant Not to Sue. Executive has not filed any charge or claim with any administrative agency, court, or other forum. Executive warrants that s/he will not file any claim in any forum, including arbitration, against the Company arising from any claimed act, omission, or any other conduct occurring on or before the date s/he signed this Agreement, except that this Covenant Not to Sue does not purport to limit any right that Executive may have to file a claim that cannot be waived as a matter of law.

9.

Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, administrators, executors, trustees, legal representatives, corporate parents, corporate subsidiaries, corporate affiliates, successors, predecessors, assigns, directors, officers, agents, employees, insurers, and transferees.

10.

Arbitration. To facilitate the efficient resolution of all disputes arising out of or related in any way to the interpretation or application of this Agreement, the Parties agree all such disputes shall be resolved exclusively, fully, and finally by binding arbitration. The parties understand and agree that pursuant to this Agreement they are waiving the right to have disputes resolved in court by a judge or jury and instead to have such disputes resolved by a neutral arbitrator. Arbitration proceedings pursuant to this provision shall occur within 50 miles of Employee’s place of employment, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA). Those rules are available on the Internet at http://www.adr.org or by calling the AAA at 1-800-559-3222.

11.	Costs and Attorneys’ Fees. The Parties each agree to pay their own costs and attorneys’ fees which may be incurred in connection with any dispute arising under this Agreement.

12.

Severability. Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason by a court of competent jurisdiction such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, the terms and provisions of which shall remain binding and enforceable.

13.	Choice of Law. The Parties agree this Agreement shall be construed and enforced in accordance with the laws of Washington, without regard to its principles of conflict of laws.

14.

Entire Agreement. Each Party has read this Agreement and understands its contents. This Agreement contains the entire agreement and understanding between the Parties and supersedes and replaces all prior negotiations and proposed or other actual agreements, written or oral. No amendments, modifications, or supplements to this Agreement may be made other than by a writing signed by the Parties. The terms of this Agreement are contractual and not a mere recital.

Northwest Pipe Company

/s/	Date:
By:

Title:

/s/	Date:
By: